EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Air Lease Corporation:

We consent to the incorporation by reference in the registration statement (No. 333‑207308) on Form S‑3 and (333‑174708 and 333‑195755) on Form S‑8 of Air Lease Corporation of our reports dated February 22, 2018, with respect to the consolidated balance sheets of Air Lease Corporation and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three‑year period ended December 31, 2017, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appears in the December 31, 2017 annual report on Form 10‑K of Air Lease Corporation.

/s/ KPMG LLP

Los Angeles, California
February 22, 2018